ITEM 5.02 (b) The Board of Directors of the Company and Mr. Thomas L. Whiting, President and Chief Operating Officer of the Company, have agreed on Mr. Whiting's retirement from the Company. This arrangement allows the Company to implement its succession plans while at the same time satisfying Mr. Whiting's retirement planning. Mr. Whiting will retire effective December 31, 2005 and the Company will honor his Employment Agreement. Under the Agreement, for two years after his retirement, Mr. Whiting will receive compensation of approximately $800,000 per year and benefits consistent with what he received while actively employed by the Company, including supplemental executive retirement benefits, stock options and health and welfare benefits as provided to all employees.

(c) Effective January 1, 2006, Mr. Bret Wise, currently Executive Vice President of the Company, will become President and Chief Operating Officer. The Company does not currently plan to fill the Executive Vice President position being vacated by Mr. Wise. The Employment Agreement with Mr. Wise identified in the Company's 10-K for the year ended December 31, 2002, File No. 0 - 16211 is incorporated by reference.